EXHIBIT 10(e)(xvii)

                                                 November 17, 1995

Mr. Stephen M. Sweeney
Vice President - Human Resources
Gibson Greetings, Inc.
2100 Section Road
Cincinnati, OH 45237

Re: Employment Agreement

Dear Steve:

This will serve as an amendment to the Employment Agreement between the parties dated January 2, 1991 as amended December 10, 1993 ("Agreement") and shall become effective only upon the occurrence of a change in controlling ownership of the Company, or a sale of all or substantially all of the assets of the Company ("Qualifying Transaction").

Upon the closing date of any Qualifying Transaction occurring during the term of the Agreement, the Agreement shall be amended as follows:

1. Upon the occurrence of a Qualifying Transaction, the term of the Agreement is hereby extended  for a period  of two (2)  years from the  closing date of
such Qualifying  Transaction.   Unless you  receive at  least six (6) months'
prior written notice from the Company that the Agreement will terminate  upon
the 	expiration of said two (2) year period, the Agreement will automatically
be 	extended and will continue in effect until terminated by the Company  for any reason and at any time upon giving you six (6) months' written notice or by you upon thirty (30) days' written notice to the Company. This agreement shall remain at all times subject to earlier termination for cause.

All other terms and conditions of the Agreement not amended hereby remain in full force and effect.

                                                 Sincerely,

                                                 GIBSON GREETINGS, INC.

                                                 By: /s/ Albert R. Pezzillo

ACCEPTED AND AGREED TO:

/s/ Stephen M. Sweeney

Stephen M. Sweeney

Date:  11/28/95

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